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                                                                    Exhibit 2(a)

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


                 This AMENDMENT (the "Amendment") to the AGREEMENT AND PLAN OF MERGER dated as of July 5, 1995 (the "Agreement"), between First American Corporation, a Tennessee corporation ("FAC") and First City Bancorp, Inc., a Tennessee corporation ("FCBI") is made and entered as of February 2, 1996.


                              W I T N E S S E T H:

         WHEREAS, the parties hereto have heretofore entered into the Agreement and desire to amend the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Section 2.1(b) entitled "Conversion of FCBI Common Stock" is hereby amended by substituting "third trading" for "fifth" in the sixteenth line thereof.

                 Section 2.1(b) entitled "Conversion of FCBI Common Stock" is hereby amended to delete the following phrase in the fifth and sixth lines thereof "if the Average Closing Price is between $31.40 and $41.70", and to delete the following:

                 "If the Average Closing Price is greater than $41.70, then FAC shall have the right to notify FCBI on the first day following the end of the Measurement Period of its election to terminate the Agreement effective three days thereafter unless the Exchange Ratio is reduced to $26.50 divided by the Average Closing Price, and in that event this Agreement will terminate at the close of business on such third day unless prior thereto FCBI shall have agreed to such reduction in the Exchange Ratio. If the Average Closing Price is less than $31.40, then FCBI shall have the right to notify FAC on the first day following the end of the Measurement Period of its election to terminate this Agreement effective three days thereafter unless the Exchange Ratio is increased to $26.50 divided by the Average Closing Price, and in that event this Agreement will terminate at the close of business on such third day unless prior thereto FAC shall have agreed to such increase in the Exchange Ratio."






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                 Section 2.1(b) entitled "Conversion of FCBI Common Stock" is hereby amended to add the following:

                 "Notwithstanding the foregoing, if the Average Closing Price is greater than $44.06, then the Exchange Ratio shall be determined by dividing $28.00 by the Average Closing Price; provided that in such event the Exchange Ratio shall not be less than .6000 shares of FAC Common Stock per share of FCBI Common."

         so that Section 2.1(b) shall read in its entirety as follows:

                 (b) Conversion of FCBI Common Stock. Subject to Section 2.2(a), each issued and outstanding share of FCBI Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the number of fully paid and nonassessable shares of FAC Common Stock rounded to the nearest thousandth of a share, determined by dividing $26.50 by the Average Closing Price, as defined below (the "Exchange Ratio") including the corresponding number of rights associated with the FAC Common Stock pursuant to the FAC Rights Agreement (as defined in Section 3.2(b)) provided, that except as set forth below, the Exchange Ratio shall not exceed .8440 shares of FAC Common per share of FCBI Common and shall not be less than .6355 shares of FAC Common per share of FCBI Common. The Average Closing Price shall mean the average closing sale price per share of FAC Common Stock on the NASDAQ national market system (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) for the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding closing (the "Measurement Period").

                 Notwithstanding the foregoing, if the Average Closing Price is greater than $44.06, then the Exchange Ratio shall be determined by dividing $28.00 by the Average Closing Price; provided that in such event the Exchange Ratio shall not be less than .6000 shares of FAC Common Stock per share of FCBI Common.

                 In the event that prior to the Effective Time the outstanding shares of FAC Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change applicable adjustments shall be made to the Average Closing Price and the maximum and minimum number of shares to be exchanged.






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                 All such shares of FCBI Common Stock shall no longer be
                 outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of FAC Common Stock into which FCBI Common Stock has been converted and the right to cash payment for fractional shares, if any. Certificates previously representing shares of FCBI Common Stock shall be exchanged for certificates representing whole shares of FAC Common Stock issued in consideration therefor and cash for fractional shares, if any, upon the surrender of such certificates in accordance with
                 Section 2.2.

         2. Sections 2.1(b), (c), (d) and (e), respectively entitled Conversion of FCBI Series A Preferred Stock, Conversion of FCBI Stock Options, No Dissenters Rights and Shares of FAC Common Stock are hereby renumbered Sections 2.1 (c), (d), (e) and (f), respectively.

         3.      The following language is hereby deleted from Section 4.2(c):

                 "provided that in the event that the Closing does not occur on or before February 29, 1996 if as the result of action or inaction on the part of FAC, FCBI may (to the extent allowable under applicable law) accrue, declare and pay as a special dividend on shares of FCBI Common Stock, an amount equal to the difference between the FCBI dividend paid in the first and succeeding calendar quarters of 1996 and the dividend which would have been declared during the first and succeeding calendar quarters of 1996 by FAC on the shares of FAC Common Stock which would have been issuable in exchange for shares FCBI Common Stock had Closing occurred on February 29, 1996;"

         4.      Section 7.1(3)(e) is hereby deleting in its entirety.

         5.      Section 7.1(4)(c) is hereby deleted in its entirety.

         6. Section 1.1 entitled "Effective Time of the Merger" is hereby amended to read in its entirety as follows:

                 Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") including a plan of merger consistent with this Agreement shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered to the Secretary of State of the State of Tennessee, for filing, as provided in the Tennessee Business Corporation Act (the "TBCA"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").





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         7.      Section 1.2 entitled "Closing" is hereby amended to read in its entirety as follows:

                 The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on the first business day following the satisfaction (or waiver) of each of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than the delivery of the officers' certificate referred to in Sections 6.2(b) and 6.3(b) (provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of FAC, First American Center, Nashville, Tennessee 37237, unless another time, date or place is agreed to in writing by the parties hereto.

         8. Capitalized terms, not specifically defined herein shall have the meanings ascribed to them in the Agreement.

         9. This Amendment shall become effective retroactively to the execution of the Agreement. Except as expressly provided above, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, FAC and FCBI have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of February 2, 1996.


FIRST AMERICAN CORPORATION


BY:/s/ Dennis C. Bottorff
   ------------------------
         Dennis C. Bottorff
         Chairman and Chief Executive Officer

Attest:


/s/ Mary Neil Price
------------------------
         Mary Neil Price
Title:   Assistant Secretary




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FIRST CITY BANCORP, INC.


BY: /s/ William E. Rowland
    -----------------------
         William E. Rowland
         President and Chief Executive Officer

Attest:

/s/ Debbie Ferrell
------------------
         Debbie Ferrell
Title:   Assistant Vice President